UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 16, 2015 (June 11, 2015)

SOLAR CAPITAL LTD.

(Exact name of registrant as specified in its charter)

Maryland	814-00754	26-1381340
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Park Avenue

New York, NY 10022

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 993-1670

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders

Solar Capital Ltd. (the “Company”) held its Annual Meeting of Stockholders (the “Meeting”) on June 11, 2015 and submitted two matters to the vote of the stockholders. A summary of the matters voted upon by shareholders is set forth below.

1. Stockholders elected two nominees for directors, who will each serve for a three-year term to expire at the 2018 Annual Meeting of Stockholders based on the following votes:

Name	Votes For	Votes Withheld	Broker Non-Votes

Michael S. Gross	28,551,516	857,221	—
Leonard A. Potter	28,079,297	1,329,440	—

2. Stockholders approved a proposal to authorize the Company to sell shares of its common stock at a price or prices below the Company’s then current net asset value per share in one or more offerings, in each case subject to the approval of its Board of Directors and compliance with the conditions set forth in the proxy statement pertaining thereto (including, without limitation, that the number of shares issued does not exceed 25% of the Company’s then outstanding common stock immediately prior to each such offering) based on the following votes:

	For	Against	Abstain	Broker Non-Votes
With Affiliates	26,710,517	2,464,998	233,222	—
% of Voted	90.83%	8.38%	0.79%	—
% of Outstanding	62.90%	5.80%	0.55%	—
Without Affiliates	13,879,305	2,464,998	233,222	—
% of Voted	83.72%	14.87%	1.41%	—
% of Outstanding	46.84%	8.32%	0.79%	—

* For purposes of this proposal, the affirmative vote of (1) a majority of the outstanding shares of common stock entitled to vote at the Meeting; and (2) a majority of the outstanding shares of common stock entitled to vote at the Meeting that are not held by affiliated persons of the Company was required to approve this proposal. For purposes of this proposal, the Investment Company Act of 1940, as amended, defines “a majority of the outstanding shares” as: (1) 67% or more of the voting securities present at the Meeting if the holders of more than 50% of the outstanding voting securities of such company are present or represented by proxy; or (2) more than 50% of the outstanding voting securities of the Company, whichever is the less.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2015	SOLAR CAPITAL LTD.

	By:	/s/ Richard L. Peteka
Richard L. Peteka
Chief Financial Officer